EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Omeros Corporation (a development-stage company) for the registration of $100,000,000 of common stock, preferred stock, debt securities, depository shares, warrants or units and to the incorporation by reference therein of our report dated March 31, 2010, with respect to the consolidated financial statements of Omeros Corporation (a development-stage company) included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

October 7, 2010